UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., Suite 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On October 21, 2015, the board of directors (the “Board”) of Spindle, Inc. announced that Frank Knuettel II was elected to serve as a Director of the Company.

Mr. Knuettel has a diverse business background spanning close to 20 years as Chief Financial Officer at various public and private technology firms, including work in the electronic payments field.  Mr. Knuettel is currently the CFO of NASDAQ listed Marathon Patent Group, Inc.  Prior to Marathon, Mr. Knuettel served as Managing Director and CFO of Greyhound IP, which invests capital to cover costs of patent litigation enforcement, and was previously CFO of IP Commerce, a Software as a Service (SaaS) platform connecting electronic payment service providers and payment-enabled software applications.

Mr. Knuettel also serves on the board of directors for Colorado Outward Bound School as the Chairman of its Audit Committee.  He received an MBA in Finance and Entrepreneurial Management from the Wharton School at the University of Pennsylvania and holds a BA in Economics from Tufts University.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Knuettel.

Related Party Transactions

There are no related party transactions reportable under Item 404(a) of Regulation S-K.

Compensation Arrangements

For his service as a director, Mr. Knuettel will receive $2,500 per month and is entitled to reimbursement of any fees and expenses in connection with performing his duties as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spindle, Inc.
(Registrant)

Date: October 21, 2015	By:	/s/ William Clark
William Clark
Chairman and Chief Executive Officer

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